Exhibit 99.1

VSB Bancorp, Inc.
Announces Its Listing on the Nasdaq Global Market

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, New York August 1, 2008. VSB Bancorp, Inc. (“Company”) announced that its common stock will begin to be listed on the Nasdaq Global Market on Monday August 4, 2008 under the Company’s current stock symbol “VSBN”. Previously, the Company’s common stock was listed on the Nasdaq Capital Market.

The Company believes that listing on the Nasdaq Global Market may provide stockholders with a more efficient method of trading its common stock, higher visibility, and could potentially increase the liquidity of the Company’s common stock.

Joseph J. LiBassi, Chairman of VSB Bancorp, Inc., stated, “We are pleased to announce that we are moving to the Nasdaq Global Market, which will give our stockholders benefits from listing on a worldwide exchange.” Raffaele (Ralph) M. Branca, President & CEO of VSB Bancorp, Inc., stated, “By listing on the Nasdaq Global Market, we are heightening our profile with the investing community and providing our stockholders with more effective execution on their transactions.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $21.6 million since the Bank was formed, primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office at 4142 Hylan Boulevard in Great Kills, and branches on Forest Avenue, Hyatt Street, Hylan Boulevard and on Bay Street.

FORWARD LOOKING STATEMENTS

          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.